EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 033-53935, 033-55207, 033-55845, 033-55211, 333-176869, and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Nos. 033-56604, 333-129009, 333-50225, 333-120022, and 333-121215 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 8, 2016, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in this Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2015.

/s/ S.R. Snodgrass, P.C.

Wexford, Pennsylvania
March 8, 2016